Exhibit 5.1

                                                     June 25, 1997

First Montauk Financial Corp.
Parkway 19 Office Center
328 Newman Springs Road
Red Bank, New Jersey 07701

         Re:  First Montauk Financial Corp.
              Amendment No. 1 to
              Registration Statement on Form S-3
              SEC File No. 333-28907
              ----------------------

Ladies/Gentlemen:

     We have reviewed Amendment No. 1 to a Registration Statement on Form S-3, filed on or about June 27, 1997, (File No. 333-28907)(the "Registration Statement") under the Securities Act of l933, as amended (the "Act") by First Montauk Financial Corp. (the "Company"). The Registration Statement has been filed for the purpose of registering the 3,650,000 shares of Common Stock, no par value, described therein for offer and sale under the Act by the Selling Stockholders. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     This opinion has been rendered with respect to: (i) 2,000,000 shares of Common Stock reserved for issuance in connection with the exercise of options under the Senior Management Incentive Stock Option Plan ("Senior Plan"); (ii) 150,000 shares of Common Stock issuable upon exercise of outstanding common stock purchase warrants ("Warrants"); (iii) 3,000,000 shares of Common Stock reserved for issuance in connection with the exercise of options under the 1992 Incentive Stock Option Plan ("1992 Plan") and (iv) 37,500 shares of Common Stock.

     In connection with the opinions rendered herein, we have examined the Certificate of Incorporation as amended of the Company, its By-Laws, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render this opinion. On the basis of such examination, we are of the opinion that:

     l. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, with corporate power to conduct the business which it conducts as described in the Registration Statement.

     2. The Company has an authorized capitalization of 15,000,000 shares of Common Stock, no par value per share and 5,000,000 shares of Preferred Stock, $.l0 par value per share.

     3. The 150,000 shares issuable upon exercise of the Warrants have been duly authorized and when issued sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     4. The 2,000,000 shares issuable upon exercise of options under the Senior Plan, upon payment therefor and issuance thereof upon exercise of such Options in accordance with the terms thereof, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     5. The 3,000,000 shares issuable upon exercise of options under the 1992 Plan, upon payment therefor and issuance thereof upon exercise of such Options in accordance with the terms thereof, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     6. The 37,500 shares of Common Stock have been validly issued, are fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ GOLDSTEIN & DIGIOIA LLP
                                    ---------------------------
                                        Goldstein & DiGioia LLP